Exhibit 10.2

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement (the “Agreement”) is made as of November 6, 2008, between Entorian Technologies Inc. and its subsidiaries (collectively, the “Company”), and Wayne R. Lieberman (“Individual”).

RECITALS

WHEREAS, the Company and Individual have reached agreement on the terms of Individual’s resignation from the Company;

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of Individual’s separation of employment from the Company;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.	Termination of Employment. Effective November 6, 2008 (the “Effective Date”), Individual will resign his employment from the Company and his positions on the Board of Directors and Nominating and Governance Committee. The Company will engage him as a consultant beginning on November 1, 2008, as agreed by the parties.

2.	Payments. The Company will pay Individual the following:

a.	Regular salary through November 6, 2008;

b.	PTO accrued through November 6, 2008, with an additional $20,000 withheld from this amount for taxes at Individual’s request;

c.	The cost of medical coverage for 12 months in a lump-sum payment, which totals $17,202; and

d.	A total of $546,636 paid out evenly over the 26 pay periods following November 6, 2008, as set forth in Section 3(e) of Individual’s Amended and Restated Employment Agreement dated April 17, 2008 (the “Employment Agreement”).

3.	Other benefits. The Company will provide to Individual the following additional benefits:

a.	A period of 18 months from the Effective Date to exercise Individual’s vested options to purchase common stock; and

b.	50% acceleration of vesting of Individual’s unvested options to purchase common stock as set forth on Exhibit A.

4.

Non-Competition. Individual agrees that the Non-Competition Period set forth in Section 5 of his Employment Agreement will continue to apply while he acts as a consultant to the Company, and that the 12-month period set forth in Section 5(b) of this Executive Employment Agreement will begin on the first day after his service as a consultant terminates and will extend for 12 months following this termination date.

5.	Release of Claims. In consideration of the severance compensation and benefits paid to Individual by the Company, Individual and his family members, heirs, successors and assigns (collectively, the “Releasing Parties”) hereby fully and forever RELEASE and DISCHARGE the Company, its officers, directors, agents, employees, subsidiaries, affiliated entities, employer sponsored employee benefit and welfare benefit plans, trustees and administrators of such plans, and assigns of the persons and entities named above (hereinafter, together with Entorian, collectively called the “Released Parties”) from all claims and causes of action arising out of or relating in any way to Individual’s employment with Entorian, including the separation of employment, as set forth in this Agreement.

Individual understands and agrees that this Release is a full and complete waiver of all claims, including, but not limited to, any claim or demand based on any federal, state, or local statutory or common law or constitutional provision that applies or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of Individual’s employment relationship with Entorian, such as for wrongful discharge; unlawful employment discrimination on the basis of age or any other form of unlawful employment discrimination; retaliation; breach of contract (express or implied); breach of the duty of good faith and fair dealing; violation of the public policy of the United States, the State of Texas, or any other state; intentional or negligent infliction of emotional distress; tortious interference with contract; promissory estoppel; detrimental reliance; defamation of character; duress; negligent misrepresentation; intentional misrepresentation or fraud; invasion of privacy; loss of consortium; assault; battery; conspiracy; bad faith; negligent hiring, retention, or supervision; any intentional or negligent act of personal injury; any alleged act of harassment or intimidation; or any other intentional or negligent tort; or any alleged violation of Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967 and the Older Workers’ Benefit Protection Act; the Americans with Disabilities Act of 1990; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Texas Commission on Human Rights Act; the Texas Wage Payment Statute, and any provision of the Texas Labor Code (except as to which there is, as of the Effective Date, an existing contractual or vested entitlement).

This Release includes any claims or demands for damages (actual or punitive), back wages, future wages or front pay, commissions, bonuses,

severance benefits, medical expenses and the costs of any counseling, reinstatement or priority placement, promotion, vacation leave benefits, past and future medical or other employment benefits (except as to which there is, as of the Effective Date, existing contractual or vested entitlement) including contributions to any employee benefit plans, retirement benefits (except as to which there is, as of the Termination Date, vested entitlement), relocation expenses, compensatory damages, injunctive relief, liquidated damages, penalties, equitable relief, attorney’s fees, costs of court, disbursements, interest, and any and all other loss, expense, or detriment of whatever kind or character resulting from, growing out of, connected with, or related in any way to the formation, continuation, or termination of Individual’s employment relationship with Entorian. This Release does not apply to any rights or claims conferred by this Agreement or that may arise after the date this Agreement is executed.

7.	Nonprosecution. (a) Except as requested by any of the Released Parties or as compelled by law or judicial process, Individual agrees that he will not assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys (i) in any proceeding, investigation, or inquiry raising issues under the Age Discrimination in Employment Act of 1967 and the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Texas Commission on Human Rights Act, any provisions of the Texas Labor Code or any other federal, state, or local law involving the formation, continuation, or termination of his employment relationship, or the employment of other persons, by Entorian, or (ii) in any other litigation against any of the Released Parties.

Except as permitted by law, Individual agrees that he will not initiate any investigation, inquiry, or any other action of any kind, including an administrative charge with any governmental agency, with respect to Entorian’s facilities, employment practices, or sales or business operations, relating to the termination of Individual’s employment as provided for in this Agreement.

8.

Cooperation. Individual agrees that he will cooperate fully and completely with any of the Released Parties, at their request, in all pending and future litigation involving Entorian or any of the other Released Parties. This obligation includes promptly meeting with counsel for the Company or the other Released Parties at reasonable times upon their request, and providing testimony in court or upon deposition that is truthful, accurate, and complete, according to information known to Individual. If Individual appears as a witness in any pending or future litigation at the request of

Entorian or any of the other Released Parties, he understands that the Company agrees to reimburse him, upon submission of substantiating documentation, for necessary and reasonable expenses incurred by him as a result of his testimony.

9.	Nonsolicitation. During the period during which Individual renders consulting services, and for a period of one year following the termination of these services, Individual agrees not to directly or indirectly, for his own account or for the benefit of any other person or party:

a.	Solicit, induce, entice, or attempt to entice any employee, contractor, or subcontractor of Entorian to terminate his or her employment or contract with the Company; or

b.	Solicit, induce, entice, or attempt to entice any customer or supplier of Entorian, including any firms that have been customers or suppliers of Entorian within one year preceding the Effective Date, to terminate its business relationship with the Company.

Individual understands that should he breach this obligation, Entorian will be entitled to enforce the provisions of this paragraph by seeking injunctive relief in addition to recovering any monetary damages the Company may sustain as a result of such breach, and Individual may be required to repay the severance provided by this Agreement.

10.	Confidentiality. Individual agrees that the Entorian Confidentiality Agreement entered into by and between Individual and Entorian Group L.P. will continue to apply as long as Individual provides consulting services to the Company and/or its affiliates and longer in accordance with applicable laws and regulations.

11.	Relationship of the Parties. Individual’s relationship with the Company as of the Effective Date will be that of an independent contractor. Individual will not have any authority to create any obligations for the Company by contract or otherwise. Individual will not be entitled to any employee benefits except as set forth in this Agreement. Individual will be solely responsible for paying all taxes and insurance due with respect to his compensation, unless Company determines that such deductions may be required by law.

12.	No Obligation to Third Party. Individual represents and warrants that Individual is not under any obligation to any person or other third party and does not have any other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit, or impair Individual’s performance of any of the covenants hereunder or Individual’s duties as an employee of the Company.

13.	SEC Filing. Individual acknowledges that the Company is required to file this Agreement with the Securities and Exchange Commission as a material agreement of the Company.

14.	Entire Agreement. This Agreement, along with the Individual’s Executive Employment Agreement, as amended, agreements and documents that make up the 2003 Stock Option Plan, the 2006 Equity-Based Compensation Plan, the Entorian Confidentiality Agreement and the Indemnification Agreement (which are incorporated herein by reference), embody the complete agreement of the parties with respect to the subject matter hereof and supersede any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that relate in any way to the subject matter hereof. This Agreement may be amended only in writing executed by the Company and Individual. The Company and Individual agree that Individual’s Executive Employment Agreement, as amended, is hereby terminated, except for Sections 3(d), 3(e), 5, 7 and 8 of this Executive Employment Agreement, which will continue to apply.

15.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives and successors of the Company and Individual.

16.	Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally, by telecopy or by overnight courier service or three days after being sent by certified mail, postage prepaid, to (a) if to the Company, to the Company’s principal place of business, or (b) if to Individual, to Individual’s residence or to Individual’s latest address then contained in the Company’s records (or to such changed address as such person may subsequently give notice of in accordance herewith).

17.	Governing Law. This Agreement and the rights and duties of the parties under it shall be governed by and construed in accordance with the laws of the State of Texas. Any disputes under this Agreement must be brought in Travis County, Texas. If any provision of this Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions; and in all other respects, this Agreement shall remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation thereof, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

18.	ADEA/OWBPA. Individual acknowledges that he has been advised by this writing, as required by the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act that: (a) this waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Individual has been advised hereby that he has the right to consult with any attorney prior to executing this Agreement; (c) he has 21 days to consider this Agreement, although he may choose to voluntarily execute this Agreement earlier; (d) he has seven days following execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Individual.

19.	Counterparts. This Agreement may be executed in counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the Company and Individual have executed and delivered this Agreement as of the date first above written.

ENTORIAN TECHNOLOGIES INC.

By:	/s/ Stephanie Lucie
Name:	Stephanie Lucie
Title:	SVP and General Counsel

INDIVIDUAL

/s/ Wayne R. Lieberman
Wayne R. Lieberman

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